EXHIBIT 99.2

TEKOIL PAYS DEPOSIT TO ACQUIRE GALVESTON BAY ASSETS

WEDNESDAY, November 22, 2006 8.30 AM
- Prime Zone

THE WOODLANDS, Texas, November 22, 2006 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (Pink Sheets: TKGN) today announced that it has paid the $1 million deposit required by the Purchase and Sale Agreement executed on November 13, 2006, with Masters Resources, LLC, and Masters Oil and Gas, LLC, to acquire four properties, consisting of interests in Trinity Bay, Redfish Reef, Fishers Reef, and North Point Bolivar Fields, located in Galveston and Chambers Counties in the Galveston Bay, Texas.

Total consideration payable by Tekoil will exceed $50 million and may be as much as $80 million under the terms of the agreement. Closing of the transaction is subject to a number of conditions, including completion of due diligence and arrangement of the balance of the necessary financing, which Tekoil is pursuing. The agreement provides for the closing to occur in December, 2006.

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small- to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.

Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB/A.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.